Exhibit 99.3

MPG OFFICE TRUST NAMES

DAVID L. WEINSTEIN PRESIDENT AND CEO

Company Engages Frederick E. Chin and Atalon Management Group as Restructuring Advisor

Los Angeles, CA (November 22, 2010) – MPG Office Trust, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, announced today that it has appointed Mr. David L. Weinstein as President and Chief Executive Officer, effective immediately. Mr. Weinstein has served as an independent director on the Company’s Board since August 2008 and served as a member of the Audit Committee and Nominating and Corporate Governance Committee until his appointment as President and Chief Executive Officer. Mr. Weinstein also currently serves, and will continue to serve, on the Company’s Finance Committee.

Chairman of the Board, Paul M. Watson, commented: “We are extremely pleased to announce David’s appointment as President and Chief Executive Officer. David has relevant and extensive real estate experience and investment banking expertise and has been an active, engaged and productive member of the Board since his appointment more than two years ago. He has provided critical guidance to the Company on complex real estate, corporate finance and strategic matters in his role as a director and member of the Finance Committee. His involvement to date combined with his hands-on approach will result in an effective transition into his role as Chief Executive Officer. David is highly respected and fully supported by the Company’s Board and senior management team in his new role.”

Mr. Weinstein currently serves as a partner at Belvedere Capital, a real estate investment firm based in New York. Prior to that, he was a Managing Director of Westbridge Investment Group, a real estate investment fund focused on hospitality. From 1996 to 2007, Mr. Weinstein worked at Goldman Sachs & Co., initially in the real estate investment banking group (focusing on mergers, asset sales and corporate finance), and from 2004 to 2007, in the Special Situations Group focused on real estate debt investments.

Mr. Weinstein holds a Bachelor of Science degree in Economics, magna cum laude, from the Wharton School and a Juris Doctor, cum laude, from the University of Pennsylvania Law School.

Additionally, the Company has engaged Mr. Frederick E. Chin and his firm Atalon Management Group, LLC to provide restructuring advice to the Company. Most recently, Mr. Chin led efforts to restructure and resolve various loan and other obligations associated with Lake Las Vegas, a

3,600 acre master planned community in Henderson, Nevada. The assignment involved a highly complex real estate and multi-creditor endeavor. Over his 30 year career, Mr. Chin has advised public and private real estate companies, investment banks, estates, private equity firms, creditors, pension funds and insurance companies on a variety of complex real estate matters throughout the United States. Mr. Chin is a former partner of Ernst and Young LLP and was a principal with Kenneth Leventhal and Company in Los Angeles. Mr. Chin was both firms’ national subject matter expert in real estate and hospitality valuation, financial feasibility and litigation matters.

As previously announced the Company has been focused on reducing debt, eliminating repayment and debt service guarantees, extending debt maturities and disposing of properties with negative cash flow. The first phase of the Company’s restructuring efforts is substantially complete and resulted in the resolution of 18 assets, relieving the Company of approximately $2.0 billion of debt obligations and potential guaranties of approximately $150 million.

Under the leadership of Mr. Weinstein, the next phase of the restructuring efforts will focus on the Company’s core Downtown Los Angeles properties and will include proactively working with lenders and special servicers in an effort to reduce the Company’s leverage, extend debt maturities, maintain appropriate funds for value-creating leasing and capital expenditures and ensure adequate cash flow with respect to these properties.

About MPG Office Trust, Inc.

MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our liquidity situation; risks associated with our dependence on key personnel whose continued service is not guaranteed; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with contingent guaranties by our Operating Partnership; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; and risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2010 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558